Exhibit 23.2
CONSENT OF INDEPENDENT RESERVE ENGINEERS
     Ryder Scott Company has issued a report as of December 31, 2006 of the “Estimated Future Reserves and Income Attributable to Certain Leasehold interests (SEC Case)” for Ultra Petroleum Corp. Ryder Scott Company consents to the reference in Form 10-K to Ryder Scott Company Reserve report dated January 30, 2007 referenced in “Item 2. Properties — Oil and Gas Reserves” exclusive of future income taxes and to the incorporation by reference of our Firm’s name and report into Ultra’s previously filed Registration Statements on Form S-8 (File Nos. 333-132443; 333-13342; 333-13278) and Form S-3 (File No. 333-89522).

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
February 18, 2009